UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

March 19, 2020
Date of Report (date of earliest event reported)

Phillips 66
(Exact name of registrant as specified in its charter)

Delaware	001-35349	45-3779385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2331 CityWest Boulevard
Houston, Texas 77042
(Address of Principal Executive Offices and Zip Code)

(281) 293-6600
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	PSX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 19, 2020 (the “Effective Date”), Phillips 66 (the “Company”), as borrower, and Phillips 66 Company, a wholly-owned subsidiary of the Company, as guarantor (the “Guarantor”), entered into a 364-day delayed draw term loan agreement with Mizuho Bank, Ltd. (“Mizuho”), as initial lender party thereto, as administrative agent and as lead arranger (the “Credit Agreement”). The Credit Agreement provides commitments in an aggregate amount of $1 billion as of the Effective Date (the “Facility”), and on March 24, the Company borrowed $1 billion under the Facility. Mizuho has the right to reduce its initial funded amount of $1 billion by syndicating the loan to other lenders in accordance with the Credit Agreement. The Company has the option to increase the amount of the Facility by up to an additional $1 billion for a total of $2 billion, subject to, among other things, the reduction of Mizuho’s initial funded amount and additional lenders providing additional commitments and loans. Borrowings under the Facility bear interest at the alternate base rate (as described in the Credit Agreement) or the eurodollar rate (as described in the Credit Agreement), as elected by the Company from time to time, plus the applicable margins specified in the Credit Agreement, which generally vary based on the credit rating of the Company’s senior, unsecured, long-term debt.
The Credit Agreement contains  covenants that are usual and customary for an agreement of this type for comparable commercial borrowers, including a maximum consolidated net debt-to-capitalization ratio of 65%, and customary events of default.

The Company expects that certain of the lenders under the Credit Agreement will have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services or other services for the Company or its affiliates, and affiliates or certain of these lenders have served in the past as underwriters in public offerings of securities by the Company, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

A copy of the Credit Agreement is included in this Form 8-K as Exhibit 10.1 and incorporated herein by reference. The summary description of the Credit Agreement in this report does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference in this Item 2.03.

Item 8.01 Other Events.

On March 24, 2020, the Company issued a press release to provide a business update related to actions it is taking or has taken in response to the current business environment. These actions include reducing expected 2020 capital spending; reducing operating and administrative costs in 2020; temporarily suspending share repurchases; and entering into the Credit Agreement described in Item 1.01 above.

A copy of the press release is included in this Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.		Description
10.1	–
Credit Agreement, dated as of March 19, 2020, by and among Phillips 66, Phillips 66 Company, the lenders party thereto and Mizuho Bank, Ltd., as administrative agent and as sole lead arranger and sole bookrunner

99.1	–	Press release dated March 24, 2020
104	–	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phillips 66

Dated: March 24, 2020	By:	/s/ Judith A. Vincent
Judith A. Vincent Vice President and Treasurer